EXHIBIT 10.1

LICENSE AGREEMENT
between
CANNA-PET, LLC.
and
PEAK BIOPHARMA CORP.

THIS LICENSING AGREEMENT (“Agreement”) is entered into as of July 29, 2014, by CANNA-PET, LLC, a Washington limited liability company, with its corporate address at 10115 Greenwood Avenue N. 191, Seattle, WA 98133 (“LICENSOR”), and PEAK BIOPHARMA CORP., a Colorado corporation, with its corporate address at 4450 Arapahoe Ave, Ste 100, Boulder, CO 80303 (“LICENSEE”). LICENSOR and LICENSEE may also be referred to in this Agreement individually as a “Party” or collectively as the “Parties.”

RECITALS

LICENSOR is the sole owner of the brand name “Canna-Pet” and certain related intellectual property, including, but not limited to, trademarks and copyrights, formulations, recipes, production processes and systems, websites, domain names, customer lists, supplier lists, trade secrets and know-how, and other related intellectual property (hereinafter collectively called “LICENSED INTELLECTUAL PROPERTY”), which is currently used by LICENSOR in the conduct of its business related to production and sale of medical cannabis products made from hemp, which are intended exclusively for consumption by pets; and

LICENSOR has the right to license the LICENSED INTELLECTUAL PROPERTY to others for use in conjunction with the production and sale of medical cannabis products for pets; and

LICENSEE is the wholly-owned subsidiary of Cannabis Therapy Corp., a Nevada corporation, and has expertise in research and development of anti-inflammatory medical products and has the capability to provide manufacturing and marketing support for products currently being manufactured and sold by LICENSOR using the LICENSED INTELLECTUAL PROPERTY; and

LICENSEE is desirous of licensing exclusive rights for use of the LICENSED INTELLECTUAL PROPERTY and LICENSOR is willing to license the LICENSED INTELLECTUAL PROPERTY to LICENSEE for the purposes and on the terms specified herein.

NOW, THEREFORE, in consideration of the foregoing, and in express reliance on the mutual covenants and conditions contained herein, the Parties agree as follows:

ARTICLE 1 – TERM OF AGREEMENT

The term of this Agreement shall commence on date hereof and shall continue in accordance with the terms of this Agreement.

ARTICLE 2 – DEFINED TERMS

Except as otherwise specified or as the context may otherwise require, the following terms have the meanings indicated below for all purposes of the Agreement, and the definitions of such terms are equally applicable both to the singular and the plural forms:

2.1. “Affiliate” means any business entity more than 50% owned by Licensee, any business entity which owns more than 50% of Licensee, or any business entity that is more than 50% owned by a business entity that owns more than 50% of Licensee.

2.2. “Licensed Intellectual Property” shall mean the brand name “Canna-Pet” and certain related intellectual property, including, but not limited to, the “Canna-Pet” trademark, any other trademarks and copyrights, formulations, recipes, production processes and systems, websites, customer lists, supplier lists, trade secrets and know-how, and other related intellectual property and proprietary information which is currently used by LICENSOR in the conduct of its business related to production and sale of medical cannabis products made from hemp and low-THC cannabis plants which are intended for consumption by pets.

2.3. “JOINTLY OWNED INTELLECTUAL PROPERTY” means intellectual property that is developed jointly by the parties, and includes any derivatives or improvements to LICENSED INTELLECTUAL PROPERTY created by LICENSEE.

2.4 "Proprietary Information" shall be defined in accordance with the definition contained in the Mutual Nondisclosure Agreement.

2.5. "Territory" means worldwide.

ARTICLE 3 – RELATIONSHIP OF THE PARTIES

3.1. LICENSOR and LICENSEE shall act as independent contractors in the performance of this Agreement, and neither Party shall act as agent for or partner of the other Party without the consent of the other Party. Nothing in this Agreement shall be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership, or formal business entity of any kind, and the rights and obligations of the Parties shall be limited to those expressly set forth herein. Nothing contained in this Agreement shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both Parties.

3.2. Subject to the provisions of Section 3.3, and except as provided therein, this Agreement has been entered into solely for the benefit of the Parties and is not intended to create any legal, equitable, or beneficial interest in any third party, or to vest in any third party, any interest with respect to the enforcement or performance of this Agreement. The Parties agree that no third party has any legal interest in this Agreement, or in any dispute arising hereunder, and that no third party is a necessary or indispensable party to any action or proceeding for the resolution of such disputes. The Parties further agree not to assert in any such proceeding that any third party is necessary or indispensable to such proceeding or to a determination of the relief to be granted therein.

3.3. In conjunction with the execution of this Agreement, and as a condition thereto, LICENSEE shall enter into a Consulting Agreement with Daniel Goldfarb, pursuant to which Goldfarb shall provide consulting services, assistance, guidance and training to LICENSEE relating to the suppliers, formulations, recipes, production processes and systems, customers, sales, technology and know-how which is part of the LICENSED INTELLECTUAL PROPERTY, for purposes of assisting LICENSEE in implementing the provisions of this Agreement and engaging in business operations and activities using the LICENSED INTELLECTUAL PROPERTY. The Consulting Agreement shall specify that such services will be provided by Goldfarb at such times as reasonably requested by LICENSEE during the transition period of up to 6 months following the execution of this Agreement, and periodically thereafter, as needed.

ARTICLE 4 – LICENSE GRANT

4.1. Grant. The LICENSED INTELLECTUAL PROPERTY is being provided to LICENSEE under the terms of this License Agreement for use by LICENSEE. LICENSOR hereby grants, and LICENSEE accepts, a perpetual, exclusive, worldwide license to use the LICENSED INTELLECTUAL PROPERTY in conjunction with production and sale of medical cannabis products made from hemp and low-THC cannabis plants.

4.2. Support. LICENSOR is responsible for taking all reasonably necessary and appropriate actions to complete the transfer of technology, know-how, methods, product specifications, etc comprising the LICENSED INTELLECTUAL PROPERTY, and for providing continuous support/guidance/tech transfer to LICENSEE during the transition period of up to 6 months following execution of this Agreement, and periodically thereafter, as needed. Notwithstanding the foregoing provisions of this Section 4.2, it is the intention of the Parties that the support obligations of LICENSOR under this Section 4.2, shall be fulfilled by Daniel Goldfarb, individually, pursuant to, and in accordance with the provisions of the Consulting Agreement referenced in Section 3.3 hereof.

4.3. Intellectual Property Rights. All intellectual property rights in and to the LICENSED INTELLECTUAL PROPERTY shall remain the property of LICENSOR, exclusively. LICENSEE shall have no rights, title or interest in or to the LICENSED INTELLECTUAL PROPERTY except as expressly set forth in this Agreement.

4.4. Licensee may extend the license granted herein to any third party if such third party consents to be bound by this Agreement to the same extent as Licensee, subject to notice to LICENSOR.

ARTICLE 5 – PROTECTION OF PROPRIETARY INFORMATION

5.1. Mutual Nondisclosure Agreement. Intellectual Property and Proprietary Information disclosed hereunder shall be defined and protected in accordance with this Agreement and the Mutual Nondisclosure Agreement between the Parties dated June 3rd, 2014, a copy of which is attached hereto as Exhibit A, and incorporated herein by this reference.

5.2. Ownership. The LICENSED INTELLECTUAL PROPERTY and other Proprietary Information of LICENSOR shall remain confidential and the sole and exclusive proprietary property of LICENSOR.

5.3. Confidentiality. LICENSEE shall not disclose, provide or otherwise make available the LICENSED INTELLECTUAL PROPERTY of LICENSOR to any person, other than authorized employees, subcontractors, vendors and suppliers of LICENSEE who have signed agreements with LICENSEE providing for the protection of the Proprietary Information. LICENSEE shall also protect the LICENSED INTELLECTUAL PROPERTY through instructions to its employees, access limitations, and the like, no less securely than if it were LICENSEE's own intellectual property.

ARTICLE 6 – LICENSE FEES AND PAYMENT

6.1. License Fee. LICENSEE shall pay LICENSOR as consideration for the grant herein a License Fee in the form of a royalty calculated on the basis of the gross proceeds received by LICENSEE from sales of products manufactured, marketed or sold by the LICENSEE using the LICENSED INTELLECTUAL PROPERTY or using JOINTLY OWNED INTELLECTUAL PROPERTY. The royalty shall be calculated and paid on a quarterly basis using calendar quarters ending March 31, June 30, September 30 and December 31 each year, and shall be equal to fifteen percent (15%) of the first $1,000,000 of gross proceeds received by LICENSEE during the quarter and ten percent (10%) on gross proceeds in excess of $1,000,000 received by LICENSEE during the quarter. On or before the date, which is 45 days following the end of each calendar quarter, LICENSEE shall calculate the amount of the royalty due to LICENSOR for that quarter and shall make payment in full of such amount to LICENSOR. For purposes of calculating the amount of royalty due for each quarter, “gross proceeds” shall not include amounts received by LICENSEE as payment for any and all taxes, duties, governmental charges, sales expenses, freight or shipping charges, and the like. Payments shall be accompanied by a quarterly statement prepared by LICENSEE summarizing the calculations used by LICENSEE in determining the royalty due and payable for that quarter.

6.2. Minimum Annual License Fees. In order to maintain this Agreement in full force and effect, the total annual royalties payable by LICENSEE to LICENSOR under the terms of this Agreement shall be not less than the following amounts:

Time Period	Minimum Annual License Fee and Activity
Date of execution of this Agreement through December 31, 2014	15 Press releases and promotional activities
January 1, 2015 through December 31, 2015	(1)
January 1, 2016 through December 31, 2016	(2)
January 1, 2017 through December 31, 2017	(2)
January 1, 2018 through December 31, 2018	(2)
January 1, 2019 through December 31, 2019	(2)
January 1, 2020 through December 31, 2020, and all succeeding years	(3)
______________
(1) Calculated based on gross proceeds (as defined in Section 6.1) equal to 2X the verifiable sales of Canna-Pet products, for the calendar year ended December 31, 2014, with royalties equal to 15% on gross proceeds of up to $4,000,000 for the year and 10% on gross proceeds in excess of $4,000,000.

(2) Calculated based on gross proceeds (as defined in Section 6.1) equal to 115% of the amount of gross proceeds used to calculate the minimum royalty for the prior calendar year ended December 31, starting with the year 2015.

(3) The Minimum Annual Royalty for the calendar year beginning January 1, 2020, and for all subsequent calendar years shall be equal to the Minimum Annual Royalty calculated for the calendar year ended December 31, 2019.

All royalty payments made by LICENSEE during any calendar year pursuant to Section 6.1 shall be credited against the Minimum Annual Royalty Amounts due and payable by LICENSEE for such year pursuant to this Section 6.2. In the event the aggregate amount of royalties payable by LICENSEE pursuant to Section 6.1 for any calendar year are not sufficient to satisfy the Minimum Annual Royalty obligation of LICENSEE for that year pursuant to Section 6.2, LICENSEE shall be obligated to pay the unpaid balance of the Minimum Royalty Amount to LICENSOR on or before January 31st.

6.3. Records. LICENSEE agrees to keep full, accurate, and complete records and books of account respecting its sales of products manufactured, marketed and sold using the LICENSED INTELLECTUAL PROPERTY, and LICENSEE further agrees to make such records and books of account available to LICENSOR, or third party auditor, upon request and LICENSOR, or its auditor, shall have the right, on an annual basis during the term of this Agreement, to examine such books and records during reasonable business hours for the purpose of determining the accuracy of the quarterly statements and the royalty payments provided for herein. All cost associated with such examination shall be borne by the LICENSOR (this does not include the reasonable time required for LICENSEE personnel to assist LICENSOR with this examination).

6.4. Taxes and Other Charges. LICENSEE shall be responsible for paying all (i) sales, use, excise, value-added, or other tax or governmental charges or assessments imposed on the sales of products manufactured, marketed or sold by LICENSEE using the LICENSED INTELLECTUAL PROPERTY hereunder, (ii) freight, insurance and installation charges, and (iii) import or export duties or like charges.

ARTICLE 7 – INFRINGEMENT

7.1. LICENSOR shall defend, at its own expense, any action against either LICENSOR or LICENSEE based on a claim that the LICENSED INTELLECTUAL PROPERTY infringes a United States or foreign patent, or United States or foreign copyright or involves misappropriation of a trade secret. LICENSOR will pay such damages or costs as are finally awarded against LICENSOR or LICENSEE for such infringement or misappropriation provided that LICENSEE gives LICENSOR: (a) prompt written notice of any such action and of all prior related claims; (b) sole control of the defense and settlement of such action; and (c) full cooperation (at LICENSOR’s expense) in any defense or settlement. LICENSOR shall not be liable for any fees, costs or damages incurred without such prior written notice, control and cooperation.

7.2. Exclusive Remedy. Should any LICENSED INTELLECTUAL PROPERTY become, or in LICENSEE's opinion be likely to become, the subject of a claim of infringement or trade secret misappropriation as set forth in Article 7.1 above, LICENSEE shall give prompt written notice to LICENSOR of the existence or likelihood of filing of a claim for infringement or trade secret misappropriation. Upon receipt of such written notice, LICENSOR, at its option and expense shall either: (a) obtain for LICENSEE the right to continue using the LICENSED INTELLECTUAL PROPERTY free of any claim of infringement or misappropriation; (b) replace or modify the LICENSED INTELLECTUAL PROPERTY so its use becomes non-infringing or otherwise lawful; or (c) terminate this License Agreement with respect to the infringing portion of the LICENSED INTELLECTUAL PROPERTY. In the event that LICENSOR elects to terminate this License Agreement, LICENSEE shall proceed to return any and all Intellectual Property provided to LICENSEE by LICENSOR.

7.3. Disclaimer of Liability. LICENSEE shall have no liability for any claim of infringement of a patent, copyright or other intellectual property right or trade secret misappropriation, based on the use of the LICENSED INTELLECTUAL PROPERTY under this License Agreement.

7.4. Exclusive Remedy. This ARTICLE 7 states LICENSEE’S exclusive remedy and LICENSOR’S sole liability for the LICENSED INTELLECTUAL PROPERTY infringing on the intellectual property rights of third parties or constituting a misappropriation of the trade secrets of third parties.

ARTICLE 8 – INDEMNITY

8.1. LICENSOR shall fully indemnify and hold harmless LICENSEE from and against any and all claims, damages, demands, suits, actions, judgments, liabilities, defaults, or costs and expenses, including court costs and reasonable fees of outside counsel, arising from or related to claims made against LICENSEE alleging infringement, misuse, or misappropriation of third party Intellectual Property due to LICENSEE’S use of the LICENSED INTELLECTUAL PROPERTY for pets in any reasonable manner. This indemnity does not extend to JOINTLY OWNED INTELLECTUAL PROPERTY.

8.2. In no event shall the LICENSEE be liable to LICENSOR or any third party for any special, punitive, exemplary, indirect, incidental or consequential damages (including, without limitation, loss of goodwill, loss of profits or revenues, loss of use and business interruption) arising from the use or sale of LICENSED INTELLECTUAL PROPERTY that are claimed to be incurred by LICENSOR or any third party whether such claim arises under contract, tort (including strict liability), indemnity or other theory or law, even if LICENSEE has been advised of the possibility of such damages unless such damages are a result of LICENSEE’s wilful misconduct or gross negligence.

ARTICLE 9 – DEFAULT AND TERMINATION

9.1. Mutual Agreement. The Parties may terminate this Agreement by mutual consent in writing.

9.2. Termination By LICENSEE: LICENSEE may terminate this Agreement at any time upon not less than 90 days prior written notice to LICENSOR.

9.3. Default. LICENSOR may, by written notice to LICENSEE, terminate this Agreement if any of the following events occur:

(i) the failure of LICENSEE to pay LICENSOR in full the License Fee described in Section 6.1 within fifteen (15) days after LICENSEE receives written notice that payment is overdue, provided that there is no good faith dispute over the fees or charges; or

(ii) the failure of LICENSEE to pay LICENSOR the Minimum Annual License Fee for any year as described in Section 6.2 within fifteen (15) days after LICENSEE receives written notice that payment is overdue, provided that there is no good faith dispute over the total amount due; or

(iii) any breach of any material term or obligation of this Agreement if not remedied within thirty (30) days after LICENSEE receives written notice of such breach, provided that this time will be extended to the extent LICENSEE has made a good faith effort to resolve any such breach; or

(iv) LICENSEE is sold and its successor is unwilling to assume LICENSEE’s obligation under this Agreement, or refuses to enter into an Assumption of Obligations agreement; or

(v) LICENSEE ceases doing business as a going concern.

9.4. Termination. LICENSEE’s right to use the LICENSED INTELLECTUAL PROPERTY shall cease upon termination under Article 9.1, 9.2 or 9.3, without further action. Within fifteen (15) days of such termination, LICENSEE shall return to LICENSOR the LICENSED INTELLECTUAL PROPERTY, including the original and all copies, together with a certification by a duly authorized representative of LICENSEE that all copies not returned have been destroyed.

9.5. No Waiver. Termination shall be in addition to, and not a waiver of, any remedy available to either Party at law, equity or under this Agreement.

9.6. Survival. Notwithstanding the foregoing, the provisions of Articles 3 (Relationship of the Parties), 5 (Protection of Proprietary Information), 7 (Infringement), 8 (Indemnity), and 14 (Governing Law and Language) shall survive any termination.

ARTICLE 10 – ENTIRE AGREEMENT

This Agreement supersedes all prior oral and written agreements and understandings between the Parties related to the subject matter hereof, and constitutes the complete and exclusive statement of such agreement as of the date of this Agreement.

ARTICLE 11 - HEADINGS AND COUNTERPARTS

11.1. The section headings contained in this Agreement are for convenience and reference only, and shall not, in any way, affect the interpretation of this Agreement.

11.2. This Agreement may be executed in one or more counterparts, any or all of which constitute one and the same instrument.

ARTICLE 12 – ASSIGNMENT

Except as provided in Section 4.4 hereof, the Parties may not assign or transfer their rights or obligations in this Agreement (by operation of law or otherwise), in whole or in part, to any person or entity without the prior written consent of the other Party, which consent shall not be unreasonably withheld; provided, however, that either Party may assign such rights or obligations to (a) a successor or surviving corporation resulting from a merger, consolidation, sale of assets or stock or other corporate reorganization, or (b) its parent, its parent's subsidiaries or other affiliates, upon condition that the assignee will assume all of the Party’s obligations hereunder. Any attempt to do so without such written approval shall render this Agreement, including the license granted hereunder, void.

ARTICLE 13 – NOTICES

All notices, authorizations, and requests required or permitted by this Agreement shall be in writing and shall be deemed given (i) five days after being deposited in the U.S. mail, postage prepaid, certified or registered, return receipt requested; or (ii) one day after being sent by overnight courier, charges prepaid, with a confirming fax; or (iii) when delivered personally, to the Parties at the following addresses (or at such other address for a Party as shall be specified by such Party by like notice):

If to LICENSOR:

Canna-Pet, LLC
10115 Greenwood Avenue N. 191
Seattle, WA 98133
Fax 206.973.3994

If to LICENSEE:

Peak BioPharma Corp.
Attn Soren Mogelsvang
4450 Arapahoe Ave, Ste 100
Boulder, CO 80303
Fax 303.415.2500

ARTICLE 14 - GOVERNING LAW AND LANGUAGE

 Regardless of its place of negotiation, execution, or performance, this Agreement shall be enforced and interpreted in accordance with the laws of the State of Colorado, without regard to that state’s choice of law statutes and provisions, as well as in accordance with applicable federal procurement law as enunciated in decisions of administrative boards and the federal courts.

ARTICLE 15 – SEVERABILITY

If any term, provision, covenant or condition of this Agreement is held invalid or unenforceable for any reason, the remaining provisions of this Agreement shall continue in full force and effect as if this Agreement had been executed with the invalid portion eliminated, provided the effectiveness of the remaining portions of this Agreement will not defeat the overall intent of the Parties. In such a situation, the Parties agree, to the extent legal and possible, to incorporate a replacement provision to accomplish the originally intended effect.

ARTICLE 16 – PUBLICITY AND NEWS RELEASES

By execution of this Agreement, LICENSOR acknowledges that LICENSEE, as a public company obligated to file periodic reports with the U.S. Securities and Exchange Commission, may be required, to publicly disclose information regarding the execution and the terms and conditions of this Agreement. LICENSOR further acknowledges that LICENSEE may from time to time voluntarily elect to issue press releases and other public announcements concerning this Agreement and any business activities undertaken by LICENSEE in accordance with, and in reliance upon the terms of this Agreement. LICENSEE shall not be required to obtain prior approval from LICENSOR to release of any such public disclosure, press release or other public announcement. LICENSOR further acknowledges and agrees that, except as otherwise required by law or regulation, LICENSOR shall not release or issue any news release, public announcement, or other information regarding either the execution or the terms and conditions of this Agreement, without the express prior written approval of LICENSEE. Such approval shall not be unreasonably withheld.

ARTICLE 17 – MODIFICATIONS AND WAIVERS

17.1. This Agreement, including any and all exhibits, shall not be amended or modified, nor shall any waiver of any right hereunder be effective unless set forth in a document executed by duly authorized representatives of the Parties.

17.2. The failure to exercise any right under this Agreement shall not be deemed to be a waiver of such right, and shall not affect the right to enforce each and every right hereof.

17.3. The waiver of any breach of any term, provision, covenant or condition herein contained shall not be deemed to be a waiver of any (a) subsequent breach of such term, provision, covenant or condition or (b) other term, provision, covenant, or condition.

ARTICLE 18 – PRODUCT CHANGES AND IMPROVEMENTS

In the event Intellectual Property is developed jointly by the Parties (to include any development by LICENSEE using the LICENSED INTELLECTUAL PROPERTY) during the performance of this Agreement, the ownership of such Intellectual Property shall be determined according to principles of United States patent law. The Parties agree to negotiate in good faith toward an Intellectual Property management agreement to define their respective rights and obligations with respect to legal protection, payment of expenses, licensing and infringement of any Intellectual Property which is jointly owned by the Parties. Any Party that does not bear its proportionate share of expenses in securing and maintaining patent protection on jointly owned Intellectual Property in any particular country or countries shall surrender its joint ownership under any resulting patents in such country or countries. LICENSEE agrees to pay LICENSOR royalties for JOINTLY OWNED INTELLECTUAL PROPERTY in accordance with Article 6 of this Agreement.

ARTICLE 19 - ENTIRE UNDERSTANDING

This Agreement represents the complete understanding and agreement between the parties relative to the subject matter hereof, and it supersedes and replaces any and all previous understandings and agreements between the parties relative to the subject matter hereof, whether oral or written.

(signature page to follow)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in duplicate originals by each Party’s duly authorized representative effective as of the day and year last written below.

LICENSOR:		LICENSEE:

CANNA-PET, LLC, a Washington Limited Liability Company		PEAK BIOPHARMA CORP, a Colorado corporation

By:	/s/ Dan Goldfarb	By:	/s/ Soren Mogelsvang